Capital City Bank Group, Inc.
Reports First Quarter 2008 Results

TALLAHASSEE, Fla. (April 22, 2008) – Capital City Bank Group, Inc. (NASDAQ: CCBG) today reported net income for the first quarter of 2008 totaling $7.3 million ($0.42 per diluted share) compared to $7.7 million ($0.44 per diluted share) in the fourth quarter of 2007 and $7.0 million ($0.38 per diluted share) for the first quarter of 2007.  Earnings for the first quarter include a $2.4 million pre-tax gain from the redemption of Visa, Inc. shares related to their initial public offering, the reversal of $1.1 million (pre-tax) in litigation reserves recorded in the previous quarter related to certain Visa litigation, which are referred to as “Covered” litigation, and an increase to the reserve for loan losses of $2.2 million.

“Given the current operating environment and economic conditions, our earnings have held up well over the past few quarters as we work our way through this economic cycle,” said William G. Smith, Jr., Chairman, President, and CEO of Capital City Bank Group, Inc. “Our markets have not been hit as hard as other areas of Florida, nor have our markets experienced as steep and rapid a decline in the leading local economic indicators, but nevertheless, the economic activity in our markets has softened and we anticipate this will persist through 2008.

“As evidenced by our increased nonperforming assets and provisioning for credit losses, we continue to recognize that credit quality and risk assessment are the most important issues to focus upon. Higher levels of impaired loans clearly impede revenue production and ultimately have an adverse impact on the net interest margin, although underlying credit quality across the various loan portfolios is fundamentally sound.  Our main challenge will be to intensively manage our problem loans towards resolution as quickly as the market will allow.

“While new loan growth has not been exceptional, business is steady, and our markets offer a variety of quality lending opportunities and pipelines remain reasonably full.

“On the deposit side, during the quarter there was a noteworthy influx of over $155 million in average negotiated deposits, primarily public funds.  These new deposits are a testament to our financial strength and stability in a market where there are few safe harbors elsewhere, but the relatively thin spreads on these negotiated deposits put pressure on our net interest margin, which fell to 4.73% for the quarter.

“Capital City continued to enjoy growth in core noninterest income and has contained its operating expenses.  We expect to sustain our efforts in these areas. And finally, our capital levels remain quite strong and should enable us to take advantage of opportunities that naturally arise in a difficult economy,” said Smith.

The Return on Average Assets was 1.11% and the Return on Average Equity was 9.87% for the first quarter of 2008.  These metrics were 1.11% and 8.91% for the comparable quarter in 2007 and 1.21% and 10.16% for the fourth quarter of 2007, respectively.

Discussion of Financial Condition

Average earning assets were $2.301 billion for the first quarter, an increase of $110.2 million, or 5.0% from the fourth quarter of 2007, and $89.9 million, or 4.1% from the first quarter of 2007.  The increase over both prior periods was due to an increase in short-term investments reflective of an increase in our client deposit balances (see discussion below).  Average loans increased $1.5 million, or .08% from the fourth quarter due to a steady pace of new loan production and a slowdown in the level of loan payoffs/pay-downs.  Compared to the first quarter of 2007, average loans decreased $70.7 million, or 3.6% due to a high level of loan pay-offs/pay-downs many of which were tied to larger construction and permanent commercial real estate loans.

Nonperforming assets of $41.1 million increased from the linked fourth quarter by $12.9 million and from the first quarter of 2007 by $31.7 million.  Nonaccrual loans increased $10.2 million and $27.1 million, respectively, from the same prior-year periods.  The increase in nonaccrual loans in the first quarter primarily reflects the addition of three large real estate loan relationships totaling $9.8 million, which management believes have been adequately reserved for at quarter-end.   These new nonaccrual loans are related to non-coastal residential real estate developments.  Restructured loans totaled $2.0 million at the end of the first quarter.  Other real estate owned totaled $3.8 million at the end of the quarter compared to $3.0 million at year-end 2007 and $1.2 million at the end of the first quarter of 2007.  Nonperforming assets represented 2.14% of loans and other real estate at the end of the first quarter compared to 1.47% at year-end 2007 and ..48% at the end of the first quarter of 2007.

Average total deposits were $2.149 billion for the first quarter, an increase of $132.1 million, or 6.6%, over the fourth quarter and $145.1 million, or 7.2%, over the first quarter of 2007.  The increase over both comparable periods was driven by strong growth in negotiated NOW accounts, primarily public funds deposits which began migrating late in the fourth quarter from the Florida State Board of Administration’s Local Government Investment Pool to Capital City Bank.  Partially offsetting this increase were declines in noninterest bearing accounts, money market accounts, and certificates of deposit.

The Company had approximately $186.8 million in average net overnight funds sold for the first quarter of 2008 as compared to $84.1 million in average net overnight funds sold in the fourth quarter of 2007 and $21.9 million in the first quarter of 2007.  The recent influx of public deposits contributed to the growth in overnight funds for the current quarter over both prior periods.  Share repurchase activity throughout 2007, which totaled $43 million, also had an impact when compared to the first quarter of 2007.

Discussion of Operating Results

Tax equivalent net interest income for the first quarter of 2008 was $27.1 million compared to $28.2 million for the fourth quarter of 2007 and $28.9 million for the first quarter of 2007.  The decline in net interest income for each respective period is attributable to compression of our net interest margin.  While we believe we have been successful in neutralizing the impact of reductions in the Federal Reserve’s target rate over the last two quarters, a rising level of foregone interest income associated with higher levels of nonperforming assets and the recent influx of higher cost negotiated deposits (primarily public funds) are the two primary factors producing a decline in the net interest margin of 37 basis points over fourth quarter 2007 and 56 basis points over first quarter 2007.   Average negotiated deposits have grown from $275 million in the first quarter of 2007 to $538 million in the current quarter.  Although this growth in deposits has had a positive impact on net interest income, it has had an adverse impact on our margin due to the relatively thin spreads on these deposits.  See “Discussion of Financial Condition” for a more detailed analysis of nonperforming assets and deposit growth.

On a linked quarter basis, the average yield on earning assets declined 63 basis points and the average cost of funds fell 26 basis points producing a net reduction in the margin of 37 basis points from 5.10% to 4.73%.  Year over year, the average yield on earning assets declined 84 basis points and the average cost of funds fell 28 basis points producing a net reduction in the margin of 56 basis points from 5.29% to 4.73%. Since September 2007, we have aggressively reduced our deposit rates in response to the rate reductions initiated by the Federal Reserve and believe we have been successful in neutralizing these rate reductions.  However, the rapid growth in the higher cost negotiated deposits mitigated the full impact of lowering our deposit rates and, therefore, the decline in our average cost of funds was not commensurate with the decline in our average yield on earning assets.

The provision for loan losses for the current quarter was $4.1 million compared to $1.7 million in the fourth quarter of 2007 and $1.2 million for the first quarter of 2007.  The increase in the provision for the current quarter is due to credit deterioration reflective of a higher level of impaired loan reserves and an increase in reserves allocated to consumer loans.  These increases reflect the impact of the housing and real estate market slowdown, and the related stress on the consumer.  For the quarter, net charge-offs totaled $1.9 million, or .41%, of average loans compared to $1.6 million, or .34% in the fourth quarter and $1.3 million, or ..28% in the first quarter of 2007.  At quarter-end, the allowance for loan losses was 1.06% of outstanding loans (net of overdrafts) and provided coverage of 54% of nonperforming loans.

Noninterest income for the first quarter increased $2.0 million, or 12.5%, over the fourth quarter of 2007 and $3.8 million, or 27.5%, over the first quarter of 2007.  Compared to the fourth quarter, the increase is attributable to a pre-tax gain of $2.4 million from the redemption of Visa, Inc. shares.  An expected seasonal decline in deposit fees ($491,000) partially offset the aforementioned gain.  Compared to the first quarter of 2007, the increase is also due to the Visa, Inc. share redemption gain, as well as higher deposit and bank card fees of $720,000 and $474,000, respectively.

Noninterest expense decreased $1.8 million, or 5.7%, from the fourth quarter and $764,000, or 2.5%, from the first quarter of 2007.  A one-time entry of $1.1 million to reverse a portion of the Visa, Inc. litigation accrual was the primary reason for the decline.  In addition, we reversed $577,000 in accrued expense for our 2011 Incentive Plan, which was terminated during the first quarter.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (NASDAQ: CCBG) is one of the largest publicly traded financial services companies headquartered in Florida and has approximately $2.7 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services.  The Company's bank subsidiary, Capital City Bank, was founded in 1895 and now has 69 banking offices, two mortgage lending offices, and 80 ATMs in Florida, Georgia and Alabama.  Since 2005, the Company has been named as a Dividend Achiever by Mergent, Inc., a leading provider of information on publicly traded companies.  To be named a Dividend Achiever, a public company must have increased its regular cash dividends for at least 10 consecutive years.  For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Form 8-K are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially.  The following factors, among others, could cause the Company’s actual results to differ: the frequency and magnitude of foreclosure of the Company’s loans; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; the accuracy of the Company’s financial statement estimates and assumptions, including the estimate for the Company’s loan loss provision; the Company’s ability to integrate acquisitions; the strength of the U.S. economy and the local economies where the Company conducts operations; harsh weather conditions; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; legislative or regulatory changes; customer acceptance of third-party products and services; increased competition and its effect on pricing; technological changes; the effects of security breaches and computer viruses that may affect the Company’s computer systems; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing.  Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov).  Forward-looking statements in this Form 8-K speak only as of the date of the Form 8-K, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

EARNINGS HIGHLIGHTS
	Three Months Ended
(Dollars in thousands, except per share data.)	Mar 31, 2008	Dec 31, 2007	Mar 31, 2007
EARNINGS
Net Income	$7,280	$7,664	$6,957
Diluted Earnings Per Common Share	$0.42	$0.44	$0.38
PERFORMANCE
Return on Average Equity	9.87%	10.16%	8.91%
Return on Average Assets	1.11%	1.21%	1.11%
Net Interest Margin	4.73%	5.10%	5.29%
Noninterest Income as % of Operating Revenue	40.22%	36.49%	33.02%
Efficiency Ratio	63.15%	68.51%	67.90%
CAPITAL ADEQUACY
Tier 1 Capital Ratio	12.94%	13.05%	13.88%
Total Capital Ratio	14.01%	14.05%	14.83%
Leverage Ratio	10.32%	10.41%	11.22%
Equity to Assets	11.06%	11.19%	12.04%
ASSET QUALITY
Allowance as % of Non-Performing Loans	54.32%	71.92%	207.67%
Allowance as a % of Loans	1.06%	0.95%	0.87%
Net Charge-Offs as % of Average Loans	0.41%	0.34%	0.28%
Nonperforming Assets as % of Loans and ORE	2.14%	1.47%	0.48%
STOCK PERFORMANCE
High	$29.99	$34.00	$35.91
Low	$24.76	$24.60	$29.79
Close	$29.00	$28.22	$33.30
Average Daily Trading Volume	31,827	52,489	24,499

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF INCOME
Unaudited

(Dollars in thousands, except per share data)	2008 First Quarter	2007 Fourth Quarter	2007 Third Quarter	2007 Second Quarter	2007 First Quarter

INTEREST INCOME
Interest and Fees on Loans	$35,255	$37,730	$38,692	$39,092	$39,053
Investment Securities	1,893	1,992	1,968	1,943	1,940
Funds Sold	1,575	1,064	639	689	521
Total Interest Income	38,723	40,786	41,299	41,724	41,514

INTEREST EXPENSE
Deposits	10,481	11,323	11,266	11,098	11,000
Short-Term Borrowings	521	639	734	737	761
Subordinated Notes Payable	931	936	936	932	926
Other Long-Term Borrowings	331	343	453	496	502
Total Interest Expense	12,264	13,241	13,389	13,263	13,189
Net Interest Income	26,459	27,545	27,910	28,461	28,325
Provision for Loan Losses	4,142	1,699	1,552	1,675	1,237
Net Interest Income after Provision for Loan Losses	22,317	25,846	26,358	26,786	27,088

NONINTEREST INCOME
Service Charges on Deposit Accounts	6,765	7,256	6,387	6,442	6,045
Data Processing	813	853	775	790	715
Asset Management Fees	1,150	1,100	1,200	1,175	1,225
Retail Brokerage Fees	469	619	625	804	462
Gain on Sale of Investment Securities	65	7	-	-	7
Mortgage Banking Revenues	494	425	642	850	679
Merchant Fees	2,208	1,743	1,686	1,892	1,936
Interchange Fees	1,009	962	934	951	910
ATM/Debit Card Fees	744	705	685	661	641
Other	4,082	2,153	1,497	1,519	1,342
Total Noninterest Income	17,799	15,823	14,431	15,084	13,962

NONINTEREST EXPENSE
Salaries and Associate Benefits	15,604	14,472	15,096	14,992	15,719
Occupancy, Net	2,362	2,378	2,409	2,324	2,236
Furniture and Equipment	2,582	2,534	2,513	2,494	2,349
Intangible Amortization	1,459	1,458	1,459	1,458	1,459
Other	7,791	10,772	8,442	8,629	8,799
Total Noninterest Expense	29,798	31,614	29,919	29,897	30,562

OPERATING PROFIT	10,318	10,055	10,870	11,973	10,488
Provision for Income Taxes	3,038	2,391	3,699	4,082	3,531
NET INCOME	$7,280	$7,664	$7,171	$7,891	$6,957

PER SHARE DATA
Basic Earnings	$0.42	$0.44	$0.41	$0.43	$0.38
Diluted Earnings	$0.42	$0.44	$0.41	$0.43	$0.38
Cash Dividends	0.185	0.185	0.175	0.175	0.175
AVERAGE SHARES
Basic	17,170	17,444	17,709	18,089	18,409
Diluted	17,178	17,445	17,719	18,089	18,420

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
Unaudited

(Dollars in thousands, except per share data)	2008 First Quarter	2007 Fourth Quarter	2007 Third Quarter	2007 Second Quarter	2007 First Quarter

ASSETS
Cash and Due From Banks	$97,525	$93,437	$91,378	$95,573	$92,233
Funds Sold and Interest Bearing Deposits	241,202	166,260	19,599	77,297	93,832
Total Cash and Cash Equivalents	338,727	259,697	110,977	172,870	186,065

Investment Securities, Available-for-Sale	186,944	190,719	184,609	189,680	191,446

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	202,238	208,864	205,628	203,555	205,048
Real Estate - Construction	152,060	142,248	145,343	159,751	180,549
Real Estate - Commercial	624,826	634,920	631,418	640,172	643,272
Real Estate - Residential	482,058	481,150	480,488	493,783	509,040
Real Estate - Home Equity	197,093	192,428	183,620	175,781	172,283
Consumer	238,663	243,415	246,137	240,110	235,175
Other Loans	10,506	7,222	8,739	14,715	14,899
Overdrafts	7,014	5,603	2,515	2,844	5,575
Total Loans, Net of Unearned Interest	1,914,458	1,915,850	1,903,888	1,930,711	1,965,841
Allowance for Loan Losses	(20,277)	(18,066)	(18,001)	(17,469)	(17,108)
Loans, Net	1,894,181	1,897,784	1,885,887	1,913,242	1,948,733

Premises and Equipment, Net	100,145	98,612	95,816	92,656	88,812
Intangible Assets	97,109	98,568	100,026	101,485	102,944
Other Assets	75,406	70,947	62,611	60,815	60,117
Total Other Assets	272,660	268,127	258,453	254,956	251,873

Total Assets	$2,692,512	$2,616,327	$2,439,926	$2,530,748	$2,578,117

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$432,904	$432,659	$419,242	$456,986	$467,875
NOW Accounts	800,128	744,093	530,619	559,050	575,740
Money Market Accounts	381,474	386,619	399,578	401,415	396,150
Regular Savings Accounts	116,018	111,600	115,955	119,585	124,970
Certificates of Deposit	462,081	467,373	472,019	472,554	477,327
Total Deposits	2,192,605	2,142,344	1,937,413	2,009,590	2,042,062

Short-Term Borrowings	61,781	53,131	63,817	74,307	77,936
Subordinated Notes Payable	62,887	62,887	62,887	62,887	62,887
Other Long-Term Borrowings	29,843	26,731	29,725	41,276	42,879
Other Liabilities	47,723	38,559	47,031	41,251	41,841

Total Liabilities	2,394,839	2,323,652	2,140,873	2,229,311	2,267,605

SHAREOWNERS' EQUITY
Common Stock	172	172	176	179	183
Additional Paid-In Capital	38,042	38,243	50,789	58,001	71,366
Retained Earnings	264,538	260,325	255,876	251,838	246,959
Accumulated Other Comprehensive Loss, Net of Tax	(5,079)	(6,065)	(7,788)	(8,581)	(7,996)

Total Shareowners' Equity	297,673	292,675	299,053	301,437	310,512

Total Liabilities and Shareowners' Equity	$2,692,512	$2,616,327	$2,439,926	$2,530,748	$2,578,117

OTHER BALANCE SHEET DATA
Earning Assets	$2,342,604	$2,272,829	$2,108,096	$2,197,688	$2,251,119
Intangible Assets
Goodwill	84,811	84,811	84,811	84,811	84,811
Deposit Base	11,167	12,578	13,988	15,399	16,810
Other	1,131	1,179	1,227	1,275	1,323
Interest Bearing Liabilities	1,914,212	1,852,434	1,674,600	1,731,074	1,757,889

Book Value Per Diluted Share	$17.33	$17.03	$16.95	$16.87	$16.97
Tangible Book Value Per Diluted Share	11.67	11.30	11.28	11.19	11.34

Actual Basic Shares Outstanding	17,175	17,183	17,628	17,869	18,287
Actual Diluted Shares Outstanding	17,183	17,184	17,639	17,869	18,297

CAPITAL CITY BANK GROUP, INC.
ALLOWANCE FOR LOAN LOSSES
AND NONPERFORMING ASSETS
Unaudited
	2008	2007	2007	2007	2007
(Dollars in thousands)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$18,066	$18,001	$17,469	$17,108	$17,217
Provision for Loan Losses	4,142	1,699	1,552	1,675	1,237
Net Charge-Offs	1,931	1,634	1,020	1,314	1,346

Balance at End of Period	$20,277	$18,066	$18,001	$17,469	$17,108
As a % of Loans	1.06%	0.95%	0.95%	0.91%	0.87%
As a % of Nonperforming Loans	54.32%	71.92%	145.49%	193.69%	207.67%
As a % of Nonperforming Assets	49.34%	64.15%	128.05%	172.61%	181.23%

CHARGE-OFFS
Commercial, Financial and Agricultural	$636	$370	$279	$253	$560
Real Estate - Construction	572	58	-	-	108
Real Estate - Commercial	126	133	245	5	326
Real Estate - Residential	176	209	161	992	67
Consumer	1,170	1,302	854	534	761

Total Charge-Offs	$2,680	$2,072	$1,539	$1,784	$1,822

RECOVERIES
Commercial, Financial and Agricultural	$139	$47	$44	$47	$36
Real Estate - Construction	-	-	-	-	-
Real Estate - Commercial	1	2	2	5	5
Real Estate - Residential	3	5	2	26	3
Consumer	606	384	471	392	432

Total Recoveries	$749	$438	$519	$470	$476

NET CHARGE-OFFS	$1,931	$1,634	$1,020	$1,314	$1,346
QTD Average Loans	1,909,573	1,908,069	1,907,235	1,944,969	1,980,224
Net Charge-Offs as a % of Average Loans(1)	0.41%	0.34%	0.21%	0.27%	0.28%

RISK ELEMENT ASSETS
Nonaccruing Loans	$35,352	$25,120	$12,373	$9,019	$8,238
Restructured Loans	1,980	-	-	-	-
Total Nonperforming Loans	37,332	25,120	12,373	9,019	8,238
Other Real Estate	3,768	3,043	1,685	1,102	1,202
Total Nonperforming Assets	$41,100	$28,163	$14,058	$10,121	$9,440
Capital	317,949	310,741	317,054	318,906	327,620
Past Due Loans 90 Days or More	$842	$416	$874	$332	$860
EOM Loans	1,914,458	1,915,850	1,903,888	1,930,711	1,965,841
Nonperforming Loans as a % of Loans	1.95%	1.31%	0.65%	0.47%	0.42%
Nonperforming Assets as a % of
Loans and Other Real Estate	2.14%	1.47%	0.74%	0.52%	0.48%
Nonperforming Assets as a % of Capital(2)	12.93%	9.06%	4.43%	3.17%	2.88%

(1) Annualized
(2) Capital includes allowance for loan losses.

AVERAGE BALANCE AND INTEREST RATES(1)
Unaudited

	First Quarter 2008			Fourth Quarter 2007			Third Quarter 2007			Second Quarter 2007			First Quarter 2007
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate

ASSETS:
Loans, Net of Unearned Interest	$1,909,574	35,452	7.47%	$1,908,069	37,969	7.89%	$1,907,235	38,901	8.09%	$1,944,969	39,300	8.10%	$1,980,224	39,264	8.04%

Investment Securities
Taxable Investment Securities	94,786	1,108	4.67%	99,055	1,226	4.93%	102,618	1,224	4.75%	105,425	1,236	4.68%	108,377	1,263	4.67%
Tax-Exempt Investment Securities	90,790	1,207	5.32%	87,358	1,178	5.39%	85,446	1,142	5.35%	83,907	1,088	5.19%	82,627	1,039	5.03%

Total Investment Securities	185,576	2,315	4.99%	186,413	2,404	5.15%	188,064	2,366	5.02%	189,332	2,324	4.91%	191,004	2,302	4.82%

Funds Sold	206,313	1,574	3.02%	96,748	1,064	4.31%	49,438	639	5.06%	52,935	689	5.15%	40,332	521	5.17%

Total Earning Assets	2,301,463	$39,341	6.87%	2,191,230	$41,437	7.50%	2,144,737	$41,906	7.75%	2,187,236	$42,313	7.76%	2,211,560	$42,087	7.71%

Cash and Due From Banks	94,247			85,598			84,477			88,075			88,679
Allowance for Loan Losses	(18,227)			(18,127)			(17,664)			(17,263)			(17,073)
Other Assets	268,991			260,981			256,153			253,204			247,624

Total Assets	$2,646,474			$2,519,682			$2,467,703			$2,511,252			$2,530,790

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$773,891	$3,440	1.79%	$608,347	$2,980	1.94%	$525,795	$2,531	1.91%	$541,525	$2,611	1.93%	$552,303	$2,626	1.93%
Money Market Accounts	389,828	2,198	2.27%	404,406	3,217	3.16%	403,957	3,565	3.50%	393,403	3,458	3.53%	386,736	3,427	3.59%
Savings Accounts	113,163	34	0.12%	113,527	57	0.20%	117,451	70	0.24%	122,560	74	0.24%	125,419	78	0.25%
Time Deposits	467,280	4,809	4.14%	471,454	5,069	4.27%	471,868	5,100	4.29%	474,761	4,955	4.19%	480,964	4,869	4.11%
Total Interest Bearing Deposits	1,744,162	10,481	2.42%	1,597,734	11,323	2.81%	1,519,071	11,266	2.94%	1,532,249	11,098	2.91%	1,545,422	11,000	2.89%

Short-Term Borrowings	68,095	521	3.06%	64,842	639	3.89%	65,130	734	4.45%	66,764	737	4.41%	68,911	761	4.46%
Subordinated Notes Payable	62,887	931	5.96%	62,887	936	5.91%	62,887	936	5.91%	62,887	932	5.94%	62,887	926	5.97%
Other Long-Term Borrowings	27,644	331	4.82%	28,215	343	4.83%	38,269	453	4.70%	42,284	496	4.71%	43,137	502	4.72%

Total Interest Bearing Liabilities	1,902,788	$12,264	2.59%	1,753,678	$13,241	3.00%	1,685,357	$13,389	3.15%	1,704,184	$13,263	3.12%	1,720,357	$13,189	3.11%

Noninterest Bearing Deposits	404,712			419,002			435,089			455,169			458,304
Other Liabilities	42,170			47,660			45,721			42,547			35,645

Total Liabilities	2,349,670			2,220,340			2,166,167			2,201,900			2,214,306

SHAREOWNERS' EQUITY:	$296,804			$299,342			$301,536			$309,352			$316,484

Total Liabilities and Shareowners' Equity	$2,646,474			$2,519,682			$2,467,703			$2,511,252			$2,530,790

Interest Rate Spread		$27,077	4.28%		$28,195	4.50%		$28,517	4.60%		$29,050	4.64%		$28,898	4.60%

Interest Income and Rate Earned(1)		$39,341	6.87%		$41,437	7.50%		$41,906	7.75%		$42,313	7.76%		$42,087	7.71%
Interest Expense and Rate Paid(2)		12,264	2.14%		13,242	2.40%		13,389	2.48%		13,263	2.43%		13,189	2.42%

Net Interest Margin		$27,077	4.73%		$28,195	5.10%		$28,517	5.27%		$29,050	5.33%		$28,898	5.29%

(1) Interest and average rates are calculated on a tax-equivalent basis using the 35% Federal tax rate.
 (2) Rate calculated based on average earning assets.